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                                               Filing Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-68923


                              PROSPECTUS SUPPLEMENT
                     (TO PROSPECTUS DATED FEBRUARY 16, 1999)

                                2,683,000 SHARES

                                PLC SYSTEMS INC.

                                  COMMON STOCK

                               -------------------

         You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         SEE "RISK FACTORS" INCLUDED IN OUR CURRENT REPORT ON FORM 8-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 27, 2000, WHICH RISK FACTORS ARE INCORPORATED IN THE PROSPECTUS BY REFERENCE , TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

PLAN OF DISTRIBUTION

         We are offering 2,683,000 shares of our common stock to two institutional investors pursuant to this prospectus supplement. The common stock will be purchased at a negotiated purchase price of $5,366,000. In addition, we will pay $268,300 in commissions on the sale of our common stock to a placement agent in connection with this transaction. We will also issue the placement agent a three-year warrant to purchase a number of shares of our common stock equal to the quotient of (i) $160,980 (representing 3% of the gross proceeds of this transaction) over (ii) the closing price of our common stock on the American Stock Exchange on the date of the closing of this transaction, which warrant will have an exercise price per share equal to 120% of the closing price of our common stock on the American Stock Exchange on the date of closing of this transaction. We expect this transaction to close on March 28, 2000. We will not pay any other compensation in conjunction with this sale of our common stock. We have agreed to indemnify the placement agent against liabilities, including liabilities under the Securities Act of 1933.

USE OF PROCEEDS

         The net proceeds to us from this offering will be $5,097,700. We plan to use the net proceeds for general corporate purposes, including:

     -- repaying our obligations as they become due;

     -- financing capital expenditures; and

     -- working capital.

Pending use of the net proceeds for any of these purposes, we may invest the net proceeds in short-


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term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. government securities or mortgage-backed securities guaranteed by federal agencies.

MARKET FOR OUR COMMON STOCK

         On March 27, 2000, the last reported sales price of our common shares on the American Stock Exchange was $2.9375 per share. Our common stock is listed on the American Stock Exchange under the symbol "PLC." The common stock sold under this prospectus supplement will be listed on the American Stock Exchange after we notify the American Stock Exchange that the shares have been issued.

         As of March 27, 2000 and before the issuance of shares pursuant to this prospectus supplement, we had 21,223,385 shares of common stock outstanding.

RECENT DEVELOPMENTS

         On March 12, 1999, we changed our place of incorporation from British Columbia, Canada, to the Yukon Territory, Canada. As discussed on page 5 of the prospectus, our stockholders have already approved the change in our place of incorporation at the 1998 Annual Meeting of Stockholders.

         On July 1, 1999, the Health Care Financing Administration implemented nationwide coverage for Medicare patients receiving TMR with devices approved by the U.S. Food and Drug Administration. As discussed on Page 9 of the prospectus, the Health Care Financing Authority had previously released a draft decision memorandum recommending that Medicare provide coverage for TMR procedures performed with FDA approved devices.

GENERAL

         You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

                               -------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -------------------

         The date of this prospectus supplement is March 28, 2000.


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                                TABLE OF CONTENTS

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                                                    Page
                                                    ----
PROSPECTUS SUPPLEMENT
Plan of Distribution                                  1
Use of Proceeds                                       1
Market for Our Common Stock                           2
Recent Developments                                   2
General                                               2

PROSPECTUS
Risk Factors                                          2
Highlights of Our Company                             8
Recent Developments                                   9
Use of Proceeds                                       9
Plan of Distribution                                  9
Legal Matters                                        10
Experts                                              10
Where You Can Find More Information                  10

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